Exhibit 99.1

CIRCOR ANNOUNCES CEO TRANSITION
Scott Buckhout to step down as President and Chief Executive Officer
Tony Najjar named Chief Operating Officer, appointed interim President and Chief Executive Officer

Company reaffirms outlook for Fourth Quarter & Full Year 2021

BURLINGTON, Mass., January 19, 2022 – CIRCOR International, Inc. “CIRCOR” (NYSE: CIR), a leading provider of severe service flow control solutions and other highly engineered products for markets including industrial, aerospace, and defense, today announced that the Board of Directors and Scott Buckhout, President and Chief Executive Officer, have mutually agreed that Mr. Buckhout will step down as President and Chief Executive Officer, effective immediately. The Board also announced that Aerospace & Defense Group President Tony Najjar has been promoted to Chief Operating Officer and named interim President and Chief Executive Officer. The Company has selected a leading executive search firm to identify a permanent President and Chief Executive Officer.

“Today’s announcement reflects the Board’s commitment to unlock the potential of CIRCOR and accelerate progress on our strategic priorities,” said Chair Helmuth Ludwig. “With over thirty years of experience in the industry, Tony is a proven leader and the right choice to serve as our COO and to lead as interim CEO. We are confident in our path forward and ability to generate long-term value for our employees, customers, suppliers and shareholders.”

Ludwig continued, “On behalf of the Board, I would also like to thank Scott for his many contributions to CIRCOR and wish him the best in his future endeavors.”

Financial Outlook

CIRCOR also reaffirmed its fourth quarter and full year 2021 financial outlook. In the fourth quarter, CIRCOR continues to expect organic revenue to increase by 1 to 3%, adjusted EPS of $0.60 to $0.65, and free cash flow conversion of 85 to 105% ($10 to $15 million). For the full year, CIRCOR continues to expect organic revenue to decrease by (2) to 0%, adjusted EPS of $1.69 to $1.74, and free cash flow conversion of 15 to 25% ($4 to $9 million).

About Tony Najjar

As CIRCOR’s newly appointed Chief Operating Officer, Tony Najjar will be responsible for executing CIRCOR’s strategic priorities across all operations and will oversee performance for the Industrial and Aerospace & Defense segments. Mr. Najjar brings deep expertise and over 30 years of industry experience, holding leadership positions across engineering, sales, and general management. Prior to serving as Group President of Aerospace & Defense, Mr. Najjar served as Vice President and General Manager of CIRCOR Aerospace. Mr. Najjar joined CIRCOR in 2015 as Group Vice President of Sales and Marketing. Before joining CIRCOR, Mr. Najjar held several leadership roles at Rockwell Collins and Kaiser Aerospace, including Business Development and M&A, as well as serving as General Manager of ElectroMechanical Systems. Prior to that, Mr. Najjar was the Vice President of Product

Development at Kaiser Electroprecision. He earned Bachelor and Master of Science degrees in Mechanical Engineering from Oklahoma State University, and an MBA from Pepperdine University in California.

About CIRCOR International, Inc.

CIRCOR International, Inc. is one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets. The Company has a product portfolio of market-leading brands serving its customers’ most demanding applications. CIRCOR markets its solutions directly and through various sales partners to more than 14,000 customers in approximately 100 countries. The Company has a global presence with approximately 3,100 employees and is headquartered in Burlington, Massachusetts. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Use of Non-GAAP Financial Measures

Organic revenue, adjusted earnings per share, and free cash flow are non-GAAP financial measures. These non-GAAP financial measures are used by management in our financial and operating decision making because we believe they reflect our ongoing business and facilitate period-to-period comparisons. We believe these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating CIRCOR’s current operating performance and future prospects in the same manner as management does if they so choose. These non-GAAP financial measures also allow investors and others to compare CIRCOR’s current financial results with CIRCOR’s past financial results in a consistent manner. Reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures can be found in CIRCOR’s earnings press releases and presentations.

Safe Harbor Statement

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Reform Act of 1995 (the “Act”). The words “expect,” “plan,” “believe,” “predict,” “continue,” and other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters, identify forward-looking statements, although not all forward-looking statements are accompanied by such words. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR's fourth-quarter and full-year 2021 guidance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. Important factors that could cause actual results to vary from expectations include, but are not limited to: our ability to respond to competitive developments and to grow our business, both domestically and internationally; changes in the cost, quality or supply of raw materials; our ability to comply with our debt obligations; our ability to successfully implement our acquisition, divestiture or restructuring strategies, including our integration of the Fluid Handling business; changes in industry standards, trade policies or government regulations, both in the United States and internationally; our ability to operate our manufacturing facilities at current or higher levels and respond to increases in manufacturing costs; and the duration and severity of the COVID-19 pandemic and its impact on the global economy. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact
Alex Maki
Vice President, FP&A and Investor Relations
CIRCOR International
(781) 270-1200

Media Contacts
Stephanie Pillersdorf
Sard Verbinnen & Co.
(212) 687-8080